Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/22/10	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

McDONALD’S DELIVERS ANOTHER YEAR OF STRONG RESULTS IN 2009

OAK BROOK, IL — McDonald’s Corporation today announced strong results for the fourth quarter and year ended December 31, 2009, driven by global comparable sales growth.

“McDonald’s 2009 results reflect the broad-based strength of our global business,” said McDonald’s Chief Executive Officer, Jim Skinner. “Our in-demand food and beverages, unparalleled convenience and superior value at every level of our menu enabled us to serve 60 million customers per day during 2009, up 2 million per day over the prior year. In addition, McDonald’s profitability increased as we marked our sixth consecutive year of positive comparable sales in every geographic segment and generated higher global revenues, operating income and earnings per share in constant currencies – all tremendous accomplishments given the tough global economy.”

Full year 2009 highlights included:

•	Global comparable sales increase of 3.8%, fueled by the U.S. 2.6%, Europe 5.2% and Asia/Pacific, Middle East and Africa 3.4%

•	Growth in McDonald’s combined operating margin to 30.1%

•	Consolidated operating income increase of 6% (10% in constant currencies) over the prior year

•	Earnings per share of $4.11, up 9% (13% in constant currencies) over the prior year

•

Return of $5.1 billion to shareholders through shares repurchased and dividends paid, bringing the three-year total to
$16.6 billion under the Company’s $15 billion to $17 billion cash return to shareholders target for 2007 through 2009

Fourth quarter highlights included:

•	Global comparable sales increase of 2.3%, with all segments reporting positive results

•	Operating income increases in the U.S. 5%, Europe 20% (10% in constant currencies) and Asia/Pacific, Middle East and Africa 51% (28% in constant currencies)

•

Earnings per share of $1.11, including an $0.08 per share benefit primarily due to the resolution of certain liabilities retained in connection with the 2007 Latin America developmental license transaction. Currency translation also benefited earnings by $0.07 per share

•

On January 21, McDonald’s Board of Directors declared a quarterly cash dividend of $0.55 per share of common stock, payable on March 15, 2010 to shareholders of record at the close of business on March 1, 2010

Throughout 2009, McDonald’s U.S. sales outpaced the overall quick-service restaurant industry and drove market share increases. In the fourth quarter, U.S. operating income rose as consumers enjoyed core menu favorites, everyday value offerings and new premium products, including McCafé espresso-based coffees and the Angus Third Pounder, and commodity costs eased.

McDonald’s Europe delivered strong comparable sales for the fourth quarter against robust prior year results. The U.K., France and Russia led the segment’s operating income growth for the quarter. Emphasis on fourth-tier menu development, premium product innovation, daypart expansion and restaurant reimaging continued to provide an appealing restaurant experience and drive market share gains.

In the fourth quarter, Asia/Pacific, Middle East and Africa (APMEA) delivered impressive double-digit operating income growth fueled by results in Australia, expansion in China, and operating efficiencies and lower commodity costs in many markets. Strong execution in convenience, value, core menu and breakfast continued to drive APMEA’s performance.

Jim Skinner concluded, “As we begin 2010, McDonald’s January global comparable sales trend remains positive. We will continue our fiscal discipline by investing prudently and returning excess cash to shareholders. I am confident that the collective efforts of our franchisees, suppliers and employees will continue to drive value for all stakeholders.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

	Quarters ended December 31,				Years ended December 31,
	2009	2008	% Inc	% Inc Excluding Currency Translation	2009	2008	% Inc / (Dec)	% Inc Excluding Currency Translation
Revenues	$5,973.4	$5,565.0	7	2	$22,744.7	$23,522.4	(3)	2
Operating income	1,826.3	1,502.2	22	14	6,841.0	6,442.9	6	10
Net income	1,216.8	985.3	23	16	4,551.0	4,313.2	6	9
Earnings per share-diluted*	1.11	0.87	28	20	4.11	3.76	9	13

*	2009 results include a positive impact of $0.07 per share for the quarter and a negative impact of $0.15 per share for the year due to the effect of foreign currency translation.

In addition, the following items impacted the growth in diluted earnings per share for the quarter and year ended December 31, 2009 compared with 2008:

For the quarter ended December 31, 2009:

•	$0.08 per share after tax income primarily due to the resolution of certain liabilities retained in connection with the 2007 Latin America developmental license transaction

This item positively impacted the growth in diluted earnings per share for the quarter by 10 percentage points.

For the year ended December 31, 2009:

•	$0.08 per share after tax income primarily due to the resolution of certain liabilities retained in connection with the 2007 Latin America developmental license transaction

•	$0.05 per share after tax gain related to the sale of the Company’s minority interest in Redbox Automated Retail, LLC

For the year ended December 31, 2008:

•	$0.09 per share after tax gain on the sale of the Company’s minority interest in Pret A Manger

In the aggregate, these items positively impacted the growth in diluted earnings per share for the year by 1 percentage point (no impact on the growth rate in constant currencies).

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Comparable sales exclude the impact of currency translation. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact our comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on January 22, 2010. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and year ended December 31, 2009.

The Company plans to release January 2010 sales information on February 9, 2010.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc /(Dec)

Quarters ended December 31,	2009	2008	$	%
Revenues
Sales by Company-operated restaurants	$4,030.0	$3,855.0	175.0	5
Revenues from franchised restaurants	1,943.4	1,710.0	233.4	14

TOTAL REVENUES	5,973.4	5,565.0	408.4	7

Operating costs and expenses
Company-operated restaurant expenses	3,271.6	3,190.9	80.7	3
Franchised restaurants–occupancy expenses	348.4	298.3	50.1	17
Selling, general & administrative expenses	655.8	622.3	33.5	5
Impairment and other charges (credits), net	(62.0)	5.0	(67.0)	n/m
Other operating (income) expense, net	(66.7)	(53.7)	(13.0)	(24)
Total operating costs and expenses	4,147.1	4,062.8	84.3	2

OPERATING INCOME	1,826.3	1,502.2	324.1	22

Interest expense	115.2	116.2	(1.0)	(1)
Nonoperating (income) expense, net	10.1	(11.1)	21.2	n/m

Income before provision for income taxes	1,701.0	1,397.1	303.9	22
Provision for income taxes	484.2	411.8	72.4	18

NET INCOME	$1,216.8	$985.3	231.5	23

EARNINGS PER SHARE-DILUTED	$1.11	$0.87	0.24	28

Weighted average shares outstanding-diluted	1,093.1	1,131.6	(38.5)	(3)

n/m Not meaningful

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McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc /(Dec)

Years ended December 31,	2009	2008	$	%
Revenues
Sales by Company-operated restaurants	$15,458.5	$16,560.9	(1,102.4)	(7)
Revenues from franchised restaurants	7,286.2	6,961.5	324.7	5

TOTAL REVENUES	22,744.7	23,522.4	(777.7)	(3)

Operating costs and expenses
Company-operated restaurant expenses	12,651.2	13,652.9	(1,001.7)	(7)
Franchised restaurants–occupancy expenses	1,301.7	1,230.3	71.4	6
Selling, general & administrative expenses	2,234.2	2,355.5	(121.3)	(5)
Impairment and other charges (credits), net	(61.1)	6.0	(67.1)	n/m
Other operating (income) expense, net	(222.3)	(165.2)	(57.1)	(35)
Total operating costs and expenses	15,903.7	17,079.5	(1,175.8)	(7)

OPERATING INCOME	6,841.0	6,442.9	398.1	6

Interest expense	473.2	522.6	(49.4)	(9)
Nonoperating (income) expense, net	(24.3)	(77.6)	53.3	69
Gain on sale of investment	(94.9)	(160.1)	65.2	41

Income before provision for income taxes	6,487.0	6,158.0	329.0	5
Provision for income taxes	1,936.0	1,844.8	91.2	5

NET INCOME	$4,551.0	$4,313.2	237.8	6

EARNINGS PER SHARE-DILUTED	$4.11	$3.76	0.35	9

Weighted average shares outstanding-diluted	1,107.4	1,146.0	(38.6)	(3)

n/m Not meaningful

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